Exhibit 99.1

AzurRx BioPharma Announces FDA Acceptance of IND Application for Phase 2 Clinical Trial of MS1819-SD in Patients with Exocrine Pancreatic Insufficiency Due to Cystic Fibrosis

On track to initiate Phase 2 trial in cystic fibrosis patients in the fourth quarter of 2018 and conclude in 2019

NEW YORK, Oct. 16, 2018 (GLOBE NEWSWIRE) -- AzurRx BioPharma, Inc. (NASDAQ:AZRX) (“AzurRx” or the “Company”), a company specializing in the development of non-systemic, recombinant therapies for gastrointestinal diseases, today announced that the United States Food and Drug Administration (FDA) has cleared its Investigational New Drug (IND) application for the Company’s lead asset, MS1819-SD, in patients with exocrine pancreatic insufficiency (EPI) due to cystic fibrosis (CF).  The Company further announced that it plans to initiate the multi-center Phase 2 study that was the subject of the IND in the United States and Europe in the fourth quarter of 2018 and expects it to conclude in 2019.

“FDA clearance for our Phase 2 study of MS1819-SD in cystic fibrosis patients represents a major milestone for the company,” stated Thijs Spoor, CEO of AzurRx.  “This approval follows on the heels of our successful Phase 2a EPI trial in patients with chronic pancreatitis (CP), which demonstrated both safety and statistically significant efficacy.  As previously announced, MS1819-SD showed a statistically significant improvement in the coefficient of fat absorption (CFA) of 21.8% at the highest dose on a per protocol basis, which compares favorably with historical data for the currently available porcine agents in patients with chronic pancreatitis.  As a result, we are excited to move ahead with our planned phase 2 multi-center EPI trial in patients with CF.”

Mr. Spoor continued, “CF is a devastating illness with the majority of patients requiring treatment from early childhood onwards.  Current treatments have a very high pill burden, which often leads to non-compliance. Additionally, current treatments utilize animal-based products which can carry inherent risks, including transmission of pathogens and manufacturing/supply chain inconsistency.  In contrast, MS1819-SD could reduce a patient’s pill burden and, since it is derived from yeast, we believe the manufacturing process should be more scalable in larger volumes.  EPI in the U.S. alone is over a billion-dollar market, and we believe MS1819-SD has the potential to become the standard of care given its inherent advantages.”

“We are moving forward aggressively with our plans for the phase 2 multi-center study in cystic fibrosis, which we expect will include approximately 30 patients in a head-to-head test against the current standard of care,” commented Dr. James Pennington, Chief Medical Officer of AzurRx. “We expect to complete this study in 2019 and look forward to reporting data shortly thereafter.”

About AzurRx BioPharma, Inc.

AzurRx BioPharma, Inc. (NASDAQ:AZRX) is engaged in the research and development of non-systemic biologics for the treatment of patients with gastrointestinal disorders. MS1819 recombinant lipase for exocrine pancreatic insufficiency is the Company's lead development program, and additional early stage research is being conducted for the prevention of hospital-acquired infections. The Company is headquartered in Brooklyn, NY, with scientific operations based in Langlade, France. Additional information on the Company can be found at www.azurrx.com

About Mayoly Spindler, SAS

Mayoly Spindler is a French, independent, family-owned pharmaceutical company, active in research, development, manufacturing, registration and marketing of pharmaceuticals and dermo-cosmetics in more than 70 countries. The company aims to become a global reference in gastroenterology and dermo-cosmetics. Mayoly Spindler is headquartered in the Paris area of France and employs 900 people worldwide. Additional information on the company can be found at www.mayoly-spindler.com

About Exocrine Pancreatic Insufficiency:

EPI is a condition characterized by deficiency of the exocrine pancreatic enzymes, resulting in the inability to digest food properly, or maldigestion. The deficiency in this enzyme can be responsible for greasy diarrhea, fecal urge and weight loss.

There are approximately 90,000 patients in the U.S. with EPI caused by chronic pancreatitis according to the National Pancreas Foundation and more than 30,000 patients with EPI caused by CF according to the Cystic Fibrosis Foundation. Patients are currently treated with porcine pancreatic enzyme replacement pills.

About MS1819

MS1819-SD, supplied as an oral non-systemic biologic capsule, is a recombinant enzyme that is derived from the yarrowia lipolytica lipase, and unlike the standard of care, does not contain any animal products.

Forward-Looking Statements

This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results, including those related to the clinical development of MS1819-SD and final results of the Phase IIa study, are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:

AzurRx BioPharma, Inc.,
760 Parkside Avenue
Suite 304
Brooklyn, NY 11226
Phone: (646)-699-7855
info@azurrx.com

Investor Relations contact:

LifeSci Advisors, LLC.
Hans Vitzthum, Managing Director
250 West 55th Street - Suite 16B
New York, NY 10019
Phone: 212-915-2568
www.lifesciadvisors.com
hans@lifesciadvisors.com